Exhibit 5.1

Phone:	215.569.5500

Fax:	215.569.5555

Email:	blankrome.com

May 26, 2005

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to GSI Commerce, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on May 26, 2005 under the Securities Act (the “Registration Statement”) pursuant to Rule 462(b), relating to (i) the offer and sale by the Company of up to an additional 335,699 shares of Common Stock, $0.01 par value per share (the “Common Stock”) (including up to an additional 43,785 shares to be purchased at the option of the Underwriters to cover over-allotments, if any); and (ii) the offer and sale by certain selling stockholders (“Selling Stockholders”) of up to an additional 358,865 shares of Common Stock (including up to an additional 46,810 shares to be purchased at the option of the Underwriters to cover over-allotments, if any). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the documents listed on Exhibit “A” attached hereto. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined, and the genuineness of all signatures. In rendering this opinion we have, based on conversations with the Company’s transfer agent, assumed that 41,879,473 shares of the Company’s Common Stock are currently outstanding.

This opinion is limited to the laws of the Delaware General Corporation Law, including the statutory provisions thereof and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. No opinion is expressed as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that: (i) up to an additional 335,699 shares of Common Stock which are being offered by the Company pursuant to the Registration Statement (including up to an additional 43,785 shares if the Underwriters exercise their over-allotment option), when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable; and (ii) up to an additional 358,865 shares of Common

Stock which are being offered by certain selling stockholders pursuant to the Registration Statement (including up to 46,810 shares if the Underwriters exercise their over-allotment option) are validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement.

Sincerely,

/s/ Blank Rome LLP

Blank Rome LLP

Exhibit A

1.	The Company’s Amended and Restated Certificate of Incorporation

2.	The Company’s Amended and Restated Bylaws

3.	Minute Books and Stock Records of the Company

4.	The Registration Statement

5.	Officers Certificate of the Company